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                                                                    Exhibit 3(a)
                              PEOPLES ENERGY CORPORATION

                  CONSIDER AMENDMENTS TO THE BY-LAWS OF THE COMPANY
         After discussion, on motion duly made and seconded, the following resolutions were unanimously adopted:

                   RESOLVED, That this Board of Directors hereby approves amendment to the Company's By-Laws, such amendment to be effective May 1, 1996 by replacing Section 2.4 of Article II of the By-Laws in its entirety with the following:

                   SECTION 2.4. NOTICE OF MEETINGS. Written or printed notice stating the place, date and hour of each annual or special meeting of the shareholders, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting, except as otherwise provided in this section or by statute. Notice of any meeting of the shareholders may be waived by any shareholder. At any meeting of the shareholders of the Company, only such business shall be conducted as shall have been brought before the meeting (1) by or at the direction of the Board of Directors or (2) by any shareholder of the Company who is a holder of record at the time of giving the notice provided for in this section, who shall be entitled to vote at the meeting, and who complies with the notice procedures set forth in this section. For business to be properly brought before a shareholders' meeting by a shareholder, timely written notice shall be made to the Secretary of the Company. The shareholder's notice shall be delivered to, or mailed and received at, the principal office of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made; provided further however, notice by the shareholder to be timely must be received in any event not later than the close of business on the seventh day preceding the day on


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         which the meeting is to be held.  The shareholder's notice shall set forth (1) a brief description of the business desired to be brought before the meeting and the reasons for considering the business, and
         (2) (a) the name and address, as they appear on the Company's books, of the shareholder, (b) the class and number of shares of capital stock of the Company owned by the shareholder, and (c) any material interest of the shareholder in the proposed business. The shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934 (the "1934 Act") and the rules and regulations thereunder with respect to the matters set forth in this section. If the chairman of the meeting shall determine and declare at the meeting that the proposed business was not brought before the meeting in accordance with the procedures prescribed by this section, the business shall not be considered. The notice procedures set forth in this section 2.4 do not change or limit any procedures the Company may require in accordance with applicable law with respect to the inclusion of matters in the Company's proxy statement.

         and

                   RESOLVED FURTHER, That this Board of Directors hereby approves amendment to the Company's By-Laws, such amendment to be effective May 1, 1996, by replacing Section 3.1 of Article III of the By-Laws in its entirety with the following:

                   SECTION 3.1. NUMBER AND ELECTION. The business and affairs of the Company shall be managed and controlled by a Board of Directors, eleven (11) in number, none of whom need to be a shareholder, which number may be altered from time to time by amendment of these by-laws, but shall never be less than three (3). Except as provided in the Articles of Incorporation, the directors shall be elected by the shareholders entitled to vote at the annual meeting of such shareholders and each director shall be elected to serve for a term of one (1) year and thereafter until a successor shall be elected and shall qualify. Only persons who are nominated in accordance with the procedures set forth in this section shall be eligible to be nominated as directors at any meeting of the shareholders of the Company. At any meeting of the shareholders of the Company, nominations of persons for election to the Board of Directors may be made (1) by or at


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         the direction of the Board of Directors or (2) by any shareholder of the Company who is a holder of record at the time of giving the notice provided for in this section, who shall be entitled to vote at the meeting, and who complies with the notice procedures set forth in this section. For a nomination to be properly brought before a shareholders' meeting by a shareholder, timely written notice shall be made to the Secretary of the Company. The shareholder's notice shall be delivered to, or mailed and received at, the principal office of the Company no less than 60 days nor more than 90 days prior to the meeting; provided, however, in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made; provided further, however, notice by the shareholder to be timely must be received in any event not later than the close of business on the seventh day preceding the day on which the meeting is to be held. The shareholder's notice shall set forth (1) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required by applicable law (including the person's written consent to being named as a nominee and to serving as a director if elected), and
         (2) (a) the name and address, as they appear on the Company's books, of the shareholder, (b) the class and number of shares of capital stock of the Company owned by the shareholder, and (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder. The shareholder shall also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this section. If the chairman of the meeting shall determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by this section, the nomination shall not be accepted.


                                                 /s/  E. P. Cassidy
                                                 ------------------
                                                      Secretary